Exhibit 10.20
Executive Employment Agreement
This executive employment agreement (the “Agreement”) is entered into as of June 2, 2006 by and between Micromet, Inc. (hereinafter “Company”) and
Dr. Carsten Reinhardt
Moltkestr. 9
80803 München
(hereinafter “Executive”).
Whereas, Company desires to employ Executive to provide personal services to Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and
Whereas, Executive wishes to be employed by Company and provide personal services to Company in return for certain compensation and benefits;
Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
     1. Employment by Company
          1.1 Position. Subject to terms set forth herein, Company agrees to employ Executive in the position of Senior Vice President, Clinical Development, and Executive hereby accepts such employment. During his employment with Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by Company’s general employment policies.
          1.2 Duties and Location. Executive will serve in an executive capacity and will perform such duties as are customarily associated with his then current title, consistent with the certificate of incorporation and the bylaws of Company, and as required by the board of directors of Company (the “Board”), including, without limitation, the performance of activities as an officer of Company or Company’s subsidiaries (including as a “Vorstand” of Company’s subsidiary Micromet AG upon the appointment by Micromet AG’s supervisory board). Executive will report directly to the Chief Executive Officer of Company and shall be subject to the direction of the CEO and to such limits upon Executive’s authority as the CEO may from time to time impose, provided that any obligations as “Vorstand” of Micromet AG will remain unaffected. In the event of the CEO’s incapacity or unavailability, Executive shall be subject to the direction of the Board. Executive’s primary office location will be in the greater Munich metropolitan area. Company reserves the right to reasonably require Executive to perform his duties at places other than at his primary office location from time to time, and to require reasonable business travel. Upon termination of the employment pursuant to Section 7, Executive agrees to resign from all functions which he exercised or assumed on the basis of or in connection with Executive’s employment by Company, including Executive’s position as “Vorstand” of Micromet AG, subject to any applicable legal requirements regarding such resignation.
          1.3 Term. The term of this Agreement will commence on June 2, 2006 and will continue from that date until June 2, 2010 (the “Initial Term”), and will be extended automatically for consecutive one (1) year periods (each an “Extension Term”, and collectively with the Initial Term referred to herein as the “Employment Term”). If Company or Executive decides not to extend the Initial Term or any Extension Term, it or he may terminate this Agreement by providing written notice of termination in accordance with Section 7.2 or 7.4, respectively, and the terms of Section 7.2 or 7.4 will apply with respect to any such termination by Company or Executive, respectively. In addition, the Employment Term terminates upon termination of employment pursuant to Section 7 below.
          1.4 Policies and Procedures. In addition to the terms of this Agreement, the employment relationship between the parties will be governed by the general employment policies and practices of Company, including those relating to protection of confidential information and assignment of inventions. If the terms of this Agreement differ from or are in conflict with Company’s general employment policies or practices, this Agreement will control.
     2. Compensation
          2.1 Base Salary. For services rendered hereunder by Executive during the Employment Term, Executive will receive an annualized base salary of onehundredandeighty thousand Euros (€180,000) (the “Base Salary”), payable in accordance with Company’s regular payroll schedule (but not less frequently than monthly), less any payroll withholding and deductions due on such salary in accordance with applicable law and Company’s general employment policies or practices. Such Base Salary will be reviewed annually by the Compensation Committee of the Board and may be increased at its discretion. The Base Salary covers all overtime.
          2.2 Bonus. Executive will participate in Company’s Management Incentive Compensation Plan adopted by Company from time to time or in such other bonus plan as the Board may approve for the senior executive officers of Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.
          2.3 Equity Compensation. Executive will participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of Company, including, without limitation, Company’s current Equity Incentive Award Plan. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.
          2.4 Acceleration of Vesting. The provisions concerning vesting pursuant to clauses (a), (b) and (c) of this Section 2.4 will be cumulative, and are hereby deemed to be a part of all stock options, restricted stock and such other awards granted pursuant to Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof (each a “Stock Award”) and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.
               (a) Subject to any additional acceleration of vesting and exercisability in connection with a Change of Control (as defined in subsection (d) below), fifty percent (50%) of Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the date of first closing of any transaction or the stockholder vote resulting in such Change of Control.
               (b) If Executive’s employment is terminated by Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Permanent Disability, Executive’s outstanding unvested Stock Awards that would have vested over the twelve (12) month period following the date of termination had Executive remained continuously employed by Company during such period, will be automatically vested and exercisable on the date of termination.
               (c) If Executive’s employment is terminated by Company without Cause or by Executive for Good Reason within six (6) months prior to or twelve (12) months following a Change of Control, all of Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the later of (i) the date of termination or (ii) the date of first closing of any transaction or the stockholder vote resulting in such Change of Control. If the employment is terminated prior to the Change of Control, Company will inform Executive in writing of any Change of Control occurring within six (6) months of such termination, and will offer to Executive any of Executive’s Stock Awards that had not vested at the time of termination.
               (d) “Change of Control” means and includes each of the following events:
                    (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“Voting Securities”) of Company that represent fifty percent (50%) or more of the combined voting power of Company’s then outstanding Voting Securities, other than:
                         (1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Company or any person controlled by Company or by any employee benefit plan (or related trust) sponsored or maintained by Company or any person controlled by Company, or
                         (2) an acquisition of Voting Securities by Company or a corporation owned, directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of the stock of Company, or

                         (3) an acquisition of Voting Securities pursuant to a transaction described in clause (iii) below that would not be a Change of Control under clause (iii);
                         Provided, however, that notwithstanding the foregoing, the following event will not constitute an “acquisition” by any person or group for purposes of this subsection (i): an acquisition of Company’s securities by Company (the “Securities Repurchase”) which causes Company’s Voting Securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of Company’s then outstanding Voting Securities, except that such Securities Repurchase will constitute a Change of Control if and when such person or group, after such Securities Repurchase, becomes the beneficial owner of any additional Voting Securities of Company;
                    (ii) if, during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than any director designated by a person who has entered into an agreement with Company to effect a transaction described in clauses (i) or (iii) of this Section 2.4(d) whose election by the Board or nomination for election by Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority thereof;
                    (iii) the consummation by Company (whether directly involving Company or indirectly involving Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than:
                         (1) a transaction which results in Company’s Voting Securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into Voting Securities of Company or the person that, as a result of the transaction, controls, directly or indirectly, Company or owns, directly or indirectly, all or substantially all of Company’s assets or otherwise succeeds to the business of Company (Company or such person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding Voting Securities immediately after the transaction, and
                         (2) a transaction after which no person or group beneficially owns Voting Securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group will be treated for purposes of this clause (2) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in Company prior to the consummation of the transaction.
          2.5 Standard Company Benefits. Executive will be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard benefits and compensation practices which may be in effect from time to time and provided by Company to its employees generally, as may be adopted, amended or discontinued in its discretion, consistent with then applicable law.
          2.6 Business Expenses. Company will reimburse Executive for Company-related travel, entertainment and other expenses reasonably incurred by Executive on behalf of Company pursuant to Company’s expense reimbursement policy for its employees.
     3. Insurance and Indemnification
          3.1 Disability and Life Insurance.
               (a) Company will provide at Company’s expense, and for the benefit of Executive and his designated beneficiaries, disability and life insurance for the duration of the Employment Term in the amount of at least €1,000,000.00 in the event of disability and at least €500,000.00 in the event of death, all as provided to Executive immediately prior to the effective date of this Agreement.
               (b) Company will have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of Company and at Company’s expense in any amount deemed appropriate by Company. Executive will assist Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.
          3.2 D&O Insurance. Company will obtain and maintain at Company’s expense during the Employment Term and for six (6) years thereafter liability insurance for the directors and officers of Company (D&O insurance) in the amount of at least US$10 million.
          3.3 Indemnification. Company and Executive will enter into a separate indemnification agreement, and Company will indemnify Executive in accordance with the terms of such agreement.
     4. Vacation
          Executive is entitled to an annual, paid vacation in accordance with Company’s standard policies and as otherwise provided for senior executive officers, but in no event less than thirty (30) working days. Working days are all calendar days with the exception of Saturdays, Sundays and statutory holidays in the greater Munich metropolitan area. Executive will coordinate the date of vacation reasonably in advance with the other executive officers of Company, and the timing of such vacation will be subject to the prior approval of the Chief Executive Officer.
     5. Outside Activities During Employment
          5.1 Exclusive Employment. Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the CEO, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to Company. Executive may engage in civic and not-for-profit activities, and participate in industry associations so long as such activities do not materially interfere with the performance of his duties hereunder. Executive agrees that he will not join any boards, other than community and civic boards and boards of industry associations which do not interfere with his duties to Company, without the prior approval of the Board.
          5.2 No Adverse Interests. Except as permitted by Section 5.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to Company, its business or prospects, financial or otherwise.
          5.3 Non-Competition during Employment Term. During the Employment Term, except on behalf of Company or as expressly authorized by the Board, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by Company; provided, however, that anything above to the contrary notwithstanding, he or his immediate family may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation will not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.
     6. Proprietary Information Obligations
          As a condition of employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.
     7. Termination Of Employment
          7.1 Termination by Company for Cause.
               (a) Company may terminate Executive’s employment with Company at any time for Cause, determined in the Board’s discretion, upon written notice to Executive in accordance with the requirements of §626 German Civil Code. Executive will not be entitled to Severance Benefits (as defined in Section 7.2(b)) in the event of a termination for Cause.
               (b) “Cause” means any cause that gives rise to the right to termination pursuant to § 626 German Civil Code, and includes, without limitation: (i) a material breach of this Agreement or any other written agreement between Executive and Company; (ii) Executive’s gross negligence or willful misconduct in the performance of his duties; (iii) the commission of any act or omission constituting dishonesty or fraud that has a material adverse impact on Company or any successor or affiliate thereof; (iv) any conviction of, or plea of “guilty’ or “no contest” to, a felony; (v) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; (vi) failure to attempt in good faith to implement a clear and reasonable directive of Company’s Chief Executive Officer after written notice of such failure, and failure by Executive to cure the same within fifteen (15) business days after receipt of such notice; (vii) persistent unsatisfactory performance of job duties after written notice of such and failure to cure the same after having been provided with a reasonable opportunity to cure if deemed curable; or (viii) breach of fiduciary duty; provided, however, that prior to the determination that Cause under this subsection (b) has occurred, Company will (1) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (2) afford Executive a reasonable opportunity to remedy any such breach except with respect to clause (vi) above which specifies the applicable period of time for Executive to remedy his breach, (3) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such Cause, and (4) make any decision that such Cause exists in good faith.
               (c) In connection with a termination of the employment pursuant to this Section 7.1, Executive will not be entitled to receive any Severance Benefits (as defined in Section 7.2 below), unpaid bonuses or other compensation, other than accrued Base Salary plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of Company through the date of termination.
          7.2 Termination by Company without Cause.
               (a) Company may terminate Executive’s employment with Company at any time without Cause, per the end of a calendar month upon thirty (30) days’ prior written notice to Executive (or such other period as may be required under applicable law or agreed by Executive and the Board), provided that Company may release Executive from his duties prior to the expiration of the applicable notice period.
               (b) In the event Company terminates Executive’s employment without Cause, Company will pay Executive the Base Salary due the Executive through the end of the applicable notice period, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of Company at the time of termination, regardless of whether or not Company sets a termination date prior to the expiration of such period. In addition, and provided that Executive executes and does not revoke a release as provided in Section 8, Company will pay or grant Executive in lieu of any other severance benefits or any other compensation the following as severance benefits (“Severance Benefits”):
                    (i) an amount that is the greater of (1) the equivalent to the Base Salary for a period of twelve (12) months from the date of termination, less any payroll withholding and deductions due on such salary in accordance with applicable law, or (2) the benefits under Company severance benefit plan applicable to Executive, if any, in effect on the termination date, and in each case less the Base Salary paid to Executive with respect to the ap plicable notice period after any earlier release date set by Company pursuant to subsection (a) above; and
                    (ii) an amount equal to Executive’s Bonus (as defined below) for the year in which the employment is terminated prorated for the period during such year Executive was employed prior to the date of termination (or the full amount of the Bonus if Executive’s employment is terminated within six (6) months prior to or twelve (12) months following a Change of Control). As used in this Agreement, “Bonus” means the average of the bonuses awarded to Executive for each of the three (3) fiscal years prior to the date of termination, or such lesser number of years as may be applicable if Executive has not been employed for three (3) full years on the date of termination. For purposes of determining Executive’s “Bonus,” to the extent Executive received no bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining Executive’s “Bonus” for purposes of this subsection (ii), and if any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof will be determined in good faith by the Board; and
                    (iii) acceleration of vesting of Stock Awards pursuant to Section 2.4(b) or 2.4(c), as applicable; and
                    (iv) for the period beginning on the date of termination and ending on the date which is twelve (12) full months (or eighteen (18) months if Executive’s employment is terminated within six (6) months prior to or twelve (12) months following a Change of Control) following the date of termination (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), (1) reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under Company’s health plans as of the date of Executive’s termination (provided that Executive will be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums), or for any health insurance premiums of Executive’s health insurance paid by Company prior to termination of employment pursuant to this Section 7.2 for which continuation coverage pursuant to COBRA is not available, and (2) pay for and provide Executive and such eligible dependents with life insurance benefits coverage to the extent such Executive and/or such dependents were receiving such benefits prior to the date of Executive’s termination;
                    (v) executive-level outplacement services at Company’s expense, not to exceed €15,000, by a firm selected by Executive from a list compiled by Company.
               (c) The Severance Benefits due pursuant to Section 7.2(b)(i) and (b)(ii) will be payable as a lump sum payment or in equal installments over a twelve (12) month period, as determined by the Board in its discretion.
               (d) Company will have the right to withhold further payments of unpaid Severance Benefits, upon its notice to Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that Executive has breached any of his post-termination obligations to Company.
          7.3 Termination by Executive for Good Reason.
               (a) Executive may voluntarily terminate his employment for Good Reason by notifying Company in writing in accordance with the requirements of §626 German Civil Code.
               (b) “Good Reason” means any reason that gives rise to Executive’s right to termination pursuant to § 626 German Civil Code, and includes, without limitation: (i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position; (ii) a reduction by Company in Executive’s annual Base Salary; (iii) a relocation of Executive’s place of employment to a location outside the Munich metropolitan area, except for required travel by Executive on Company’s business; (iv) any material breach by Company of this Agreement after written notice of such breach and failure by Company to cure the breach within fifteen (15) business days after receipt of such notice; (v) any purported termination of Executive’s employment for Cause by Company that is not in accordance with the definition of Cause set forth in this Agreement; (vi) any failure to pay Executive the earned bonus for any period under any management incentive compensation plan adopted by Company, if a majority of other officers of Company or any successor or affiliate have been paid bonuses for such period under such plan; or (vii) any failure by Company to obtain the assumption of this Agreement by any successor or assign of Company.
               (c) In the event Executive terminates his employment under circumstances which constitute Good Reason, and provided that Executive executes and does not revoke a release as provided in Section 8, Company will pay or grant Executive the Severance Benefits according to Section 7.2(b), provided that Company will have the right to withhold further payments of unpaid Severance Benefits, upon its notice to Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that Executive has breached any of his post-termination obligations to Company.
          7.4 Termination by Executive Without Good Reason.
               (a) Executive may terminate the employment with Company at any time without Good Reason, upon thirty (30) days’ prior written notice to Company (or such other period as may be required under applicable law or agreed by Executive and the Board), provided that Company may release Executive from his duties prior to the expiration of the applicable notice period.
               (b) In connection with a termination of the employment pursuant to this Section 7.4, Executive will not be entitled to receive any Severance Benefits, unpaid bonuses or other compensation, except that Company will pay Executive the Base Salary due the Executive through the end of the applicable notice period, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of Company at the time of termination, regardless of whether or not Company releases Executive from his duties prior to the expiration of such period.
          7.5 Termination for Death.
               (a) The Employment Term will terminate immediately upon Executive’s death. Upon such termination, Company will pay to any beneficiaries designated by Executive in writing in Exhibit C (the “Death Benefits Recipients”), or in the absence of such designation, to Executive’s estate, in lieu of any other severance benefits or any other compensation:
                    (i) the Base Salary due the Executive through the date of Executive’s death, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of Company at the time of Executive’s death;
                    (ii) Executive’s annual base salary as in effect immediately prior to the date of death, payable over the twelve (12) month period commencing on the date of death in equal monthly installments;

                    (iii) an amount equal to Executive’s Bonus for the year in which Executive’s death occurs, payable over the twelve (12) month period commencing on the date of death in equal monthly installments.
               (b) In addition, for the period beginning on the date of death and ending on the date which is twelve (12) full months following the date of death (or, if earlier, the date on which the applicable continuation period under COBRA expires), Company will reimburse Executive’s eligible dependents for the costs associated with continuation coverage for such eligible dependents pursuant to COBRA) (provided that Executive’s dependents will be solely responsible for all matters relating to such continuation of coverage pursuant to COBRA, including, without limitation, election of such coverage and the timely payment of premiums), or for any health insurance premiums of Executive’s health insurance paid by Company prior to termination of employment pursuant to this Section 7.5 for which continuation coverage pursuant to COBRA is not available.
               (c) Executive may change the Death Benefits Beneficiaries by written notice to Company.
          7.6 Termination for Permanent Disability.
               (a) Company may terminate Executive’s employment by written notice at any time for Permanent Disability (as defined in subsection (c) below). Upon such termination, Company will pay Executive (i) the Base Salary due Executive through the date of termination, plus other amounts to which Executive is entitled under any bonus or compensation plan or practice of Company at the time of termination, and (ii) provided that Executive executes and does not revoke a release as provided in Section 8, the Severance Benefits.
               (b) The payments and Severance Benefits due the Executive under subsection (a) above are in lieu of any other severance benefits or any other compensation. The Severance Benefits due pursuant to Section 7.2(b)(i) and 7.2(b)(ii) will be payable as a lump sum payment or in equal installments over a twelve (12) month period, as determined by the Board in its discretion.
               (c) “Permanent Disability” will be deemed to have occurred if Executive was physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for (i) a period in excess of ninety (90) consecutive days, or (ii) a period in excess of one hundred twenty (120) days in the aggregate in any consecutive one hundred eighty (180) day period. This definition will be interpreted and applied consistent with applicable law. The existence of Executive’s Permanent Disability will be determined by Company on the advice of a physician chosen by Company and Executive (or in the event of mental disability, Executive’s Death Benefits Recipients) and Company reserves the right to have the Executive examined by such physician at Company’s expense.
          7.7 Cooperation Obligations.
               (a) Transition Activities. After delivery or receipt of any notice of termination by Executive, and for a reasonable period following any termination of Executive’s employment for any reason, Executive will fully cooperate with Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by Company.
               (b) Return of Company’s Property. If Executive’s employment is terminated for any reason Company will have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive will immediately surrender to Company all lists, books and records of, or in connection with, Company’s business, and all other property belonging to Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of Company. Executive will deliver to Company a signed statement certifying compliance with this Section 7.7 prior to the receipt of any post-termination benefits described in this Agreement
               (c) Litigation. After the Employment Term, Executive will cooperate with Company in responding to the reasonable requests of Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.
               (d) Expenses and Fees. Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in this Section 7.7, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with Company’s standard reimbursement policies and procedures. Except as provided in the preceding sentence, Executive will not be entitled to any compensation for activities performed pursuant to this Section 7.7 during the period in which Executive receives any Severance Benefits. Thereafter, Company will pay Executive a compensation for activities performed pursuant to this Section 7.7 based on an hourly rate of 160th of Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”). In performing obligations under this Section 7.7 following termination of the employment, Executive agrees and acknowledges that he will be serving as an independent contractor, not as a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.
          7.8 Surviving Clauses. Sections 2.4, 3, 6, 7, 8, 9, 10, and 11 (including the definitions of any defined terms referenced therein) will survive any termination or expiration of this Agreement.

     8. Release
          As a condition precedent to receipt of any Severance Benefits, Executive will provide Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the “Release”), or a release in such other form as the parties may agree upon at the time.
     9. Non-Competition
          9.1 Non-Compete Obligation. Executive will not, for a period of twelve (12) months from the end of the Employment Term (the “Non-Compete Period”), for Executive’s own account, or as owner, manager, officer, shareholder, consultant, director, representative or employee of a company, participate in the research or development of (i) antibodies against the EpCAM target molecule, or (ii) BiTE molecules or active agents which trigger the same mechanism as BiTE molecules (collectively, the “Non-Compete Field”). The Board may, in its discretion, reduce the scope of the Non-Compete Field.
          9.2 Non-Compete Payment. Company agrees to pay Executive for the duration of the Non-Compete Period the annual Base Salary at that time of termination, but in no event less than 50% of the amount of the most recently received salary and benefits (the “Non-Compete Payment”). In the event that Company pays Executive any Severance Benefits, such payments may be fully set off against the Non-Compete Payment. The Non-Compete Payment is payable in twelve (12) monthly installments on or before the end of each month during the Non-Compete Period. Any income from employment, consulting or other services, and any unemployment benefits which Executive earns or receives during the Non-Compete Period will be set off against the Non-Compete Payment within the limits of § 74c German Commercial Code (GCoC). Executive will provide to Company information on the amount of any such income and benefits.
          9.3 Liquidated Damages. If Executive breaches any of Executive’s obligations under this Section 9, Company will be entitled to receive for each case of breach liquidated damages in the amount of three (3) months’ net salary, calculated based on Executive’s average monthly Base Salary received in the last twelve months prior to termination of Executive’s employment less any payroll withholding and deductions due on such salary in accordance with applicable law and Company’s general employment policies or practices. In case of a continuing breach, the liquidated damages will be due for each month during which such breach continues. In addition, Company will not be required to make any Non-Compete Payments with respect to each month during which such breach exists or continues. The liquidated damages of this Section 9.3 will not limit the claim for any additional damages suffered by Company due to breach of this Section 9. § 74 et seq. German Commercial Code (GCoC) will apply with the exception of § 75a GCoC.
     10. Non-Solicitation
          While employed by Company, and for six (6) months immediately following the date of termination of the employment, Executive will not interfere with the business of Company by (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of

Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly causing any third party that provides services to Company to terminate such business relationship.
     11. General Provisions
          11.1 Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to Company at its primary office location and to Executive at his address as listed on Company payroll or the Executive’s then current place of abode.
          11.2 Confidentiality. Executive will hold the provisions of this Agreement in strictest confidence and will not publicize or disclose this Agreement in any manner whatsoever; provided, however, that Executive may disclose this Agreement: (a) to Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law. In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former employee of Company.
          11.3 Reasonableness of Restrictions. Executive acknowledges and agrees that (a) he has read this entire Agreement and understands it, (b) the limitations imposed in this Agreement do not prevent him from earning a living or pursuing his career following the termination of the employment, and (c) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. Executive represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
          11.4 Remedies. Executive agrees that it may be impossible to assess the damages caused by Executive’s violation of this Agreement or any of its terms. Executive agrees that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
          11.5 Severability. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 11.5, Executive and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          11.6 Waiver. If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it will not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement. Any such waiver will be effective only if made in writing and signed by the Party waiving such breach or performance.
          11.7 Complete Agreement; Amendment. This Agreement and its Exhibits, constitute the entire agreement between Executive and Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement replaces all previous agreements regarding the service relationship of Executive with Company. After commencement of the Agreement Executive does not have any further claim to compensation, including bonuses which were agreed in the contract replaced by this Agreement, except outstanding due amounts. It is entered into without reliance on any promise or representation other than those expressly contained herein. This Agreement cannot be modified or amended except in a writing signed by an authorized representative of Company and Executive.
          11.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
          11.9 Assignment; Assumption by Successor; Non-transferability of Interest.
               (a) Company may assign this Agreement, without the consent of Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Company. Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve Company of its obligations hereunder. As used in this Agreement, the “Company” will mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
               (b) None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by Company pursuant to this Agreement will be void.
          11.10 Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.
          11.11 Construction. The language in all parts of this Agreement will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. This Agreement will be executed in an English and a German version. In the unlikely event of any inconsistencies between the English and the German version, the German version will control.
          11.12 Choice of Law; Jurisdiction. All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of Germany as applicable to contracts made and wholly performed within Germany by residents of Germany. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of Munich, Germany, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of Munich, Germany, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Micromet, Inc.

/s/ Christian Itin
Name: Christian Itin Title: President and CEO

/s/ Carsten Reinhardt
Dr. Carsten Reinhardt

Exhibit A
Proprietary Information And Inventions Agreement

Micromet, Inc.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Micromet, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Agreement (the “Agreement”) and agree as follows:
1. Nondisclosure.
     1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Proprietary Information (defined below) and that Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.
     1.2 Proprietary Information. The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me.
     1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.
     1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that

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this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
     1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2. Assignment of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.
     2.2 Assignment of Inventions. Subject to Subsections 2.3 and 2.5, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Company. Inventions assigned to Company, or to a third party as directed by Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.3 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).
     2.4 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with Company, I will promptly disclose to Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
     2.5 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.
     2.6 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
     2.7 Enforcement of Proprietary Rights. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including

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appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. My obligation to assist Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance.
In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.
4. Duty Of Loyalty During Employment. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5. Reasonableness Of Restrictions.
     5.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
     5.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.
     5.3 If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
6. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of Company. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in completing and signing Company’s termination statement if requested to do so by Company.

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8. Notices. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9. Notification of New Employer. In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
10. General Provisions
     10.1 Governing Law; Consent to Personal Jurisdiction. All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of Germany as applicable to contracts made and wholly performed within Germany by residents of Germany. I hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of Munich, Germany, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. I further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of Munich, Germany, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     10.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
     10.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
     10.4 Survival. The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
     10.5 Employment Status. I agree and understand that nothing in this Agreement will change my employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
     10.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
     10.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
     10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company

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as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
I have read this agreement carefully and understand its terms.
Dated: June 2, 2006

/s/ Carsten Reinhardt
(Signature)

Dr. Carsten Reinhardt (Printed Name)

Accepted and Agreed To: Micromet, inc.
By:	/s/ Christian Itin
Title: CEO

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Exhibit B
RELEASE AGREEMENT
     1. Consideration. I understand that my position with Micromet, Inc. (the “Company”) terminated effective _______, 20__ (the “Separation Date”). Company has agreed that if I choose to sign this Release Agreement (“Release”), Company will pay me certain severance benefits and provide other consideration pursuant to the terms of the Executive Employment Agreement (the “Agreement”) between myself and Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits or considerations unless I sign this Release, and that Severance Benefits will be paid commencing on the first regular payday following the Effective Date as defined herein, while COBRA Premiums will be paid commencing upon my execution of this Release.
     2. General Release. In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release Company and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with Company or the termination of that employment; (b) all claims related to my compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, Severance Benefits, fringe benefits, stock, stock options, or any other ownership interests in Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended), and any corresponding German laws. Notwithstanding the release in the preceding sentence, I am not releasing (a) any right of indemnification I may have in my capacity as an employee, officer and/or director of Company pursuant to any express indemnification agreement, (b) any rights I may have as an owner and/or holder of Company’s common stock and stock options, and (c) any rights I may have as a beneficiary of the D&O insurance obtained by Company as required by the terms of the Agreement. Excluded from this Release are any claims which cannot be waived by law. I am waiving, however, my right to any monetary recovery should any agency, such as the EEOC, pursue any claims on my behalf.
     3. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”). Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
     4. Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

Agreed:
Micromet, Inc.		Carsten Reinhardt, an Individual

By:

[Name]
[Title]
	Date:	Date:

Exhibit C
DEATH BENEFITS RECIPIENTS
Primary Beneficiary: Amount of Payment pursuant to Section 7.5
[_______] [100%]
Secondary Beneficiary (if Primary Beneficiary pre-deceased):
[_______] [50%]
[_______] [50%]

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